Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FG Merger Corp. on Amendment No. 1 to Form S-4 (File No. 333-269515) of our report dated March 22, 2023, which includes an explanatory paragraph as to iCoreConnect, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of iCoreConnect Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which report appears in the the proxy statement/consent solicitation statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/consent solicitation statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 27, 2023